Exhibit 99.1

FOR IMMEDIATE RELEASE

JUNE 29, 2020

Morgan Stanley Announces June 2020 CCAR Results

NEW YORK - On June 25, 2020, the Board of Governors of the Federal Reserve System released its CCAR 2020 results and notified Morgan Stanley (NYSE: MS) that it will be subject to a Stress Capital Buffer (SCB) of 5.9% from October 1, 2020 to September 30, 2021. Together with other features of the regulatory capital framework, this SCB results in an aggregate U.S. Basel III Standardized Approach Common Equity Tier 1 (CET1) ratio of 13.4%. The Firm’s U.S. Basel III Standardized Approach CET1 ratio was 15.7% as of March 31, 2020.

James P. Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “The CCAR 2020 results affirm our strong capital position and reflect the stability of our business model. Our E*TRADE transaction will further diversify our business model and add to our excess capital and liquidity positions. We anticipate continuing to pay our quarterly common stock dividend of $0.35 per share. We voluntarily suspended our share repurchases in March and have continued to accrete capital. The updated capital rules provide us flexibility to deploy our excess capital, and we will reevaluate our capital actions when we have more confidence in the shape and path of the economic recovery. We will continue to invest in our businesses and support our clients, evidenced by the approximately $100 billion of incremental balance sheet that we have deployed since January 1, 2019.”

The Firm remains focused on closing the acquisition of E*TRADE Financial Corporation in the fourth quarter of 2020, subject to customary closing conditions, which will continue its business transformation towards more durable sources of revenue and strengthen and increase its capital and liquidity positions.

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

Media Relations: Wesley McDade, 212.761.2430	Investor Relations: Sharon Yeshaya, 212.761.1632

Forward-Looking Statements

This release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Morgan Stanley does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of forward-looking statements. For a discussion of additional risks and uncertainties that may affect the future results, financial position or capital of Morgan Stanley, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A, Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2019 and other items throughout the Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the risk factor under Item 8.01 “Other Matters” in the Current Report on Form 8-K dated April 16, 2020, and the additional risk factors under “Risk Factors” in the Registration Statement on Form S-4 filed on April 17, 2020, as amended.

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